13 October 2004

PRIVATE & CONFIDENTIAL

Bombardier Recreational Products Inc.

726, Rue St-Joseph

Valcourt, Quebec

J0E 2L0

Canada

Ropes & Gray LLP

One International Place

Boston, MA

02110-2624

USA

Dear Sirs

BRP Australia Pty Ltd—Legal Opinion

1.	Role

1.1	We have acted as legal advisers to Bombardier Recreational Products Inc. (BRP) and BRP Australia Pty Ltd ACN 097 370 100 (formerly named Bombardier Recreational Products Australia Pty Limited) (BRPA) in connection with the Documents.

2.	Definitions

Terms defined and references construed in the Indenture have the same meaning and construction in this opinion, unless otherwise defined or the context requires otherwise. In this opinion:

(a)	Indenture means the Senior Subordinated Note Indenture dated 18 December 2003 between BRP and the Guarantors as described in that document;

(b)	Registration Rights Agreement means the Registration Rights Agreement dated 18 December 2003 between the BRP, the Guarantors as described in that document, and others;

(c)	Documents means the documents specified as such in the schedule (being the Supplemental Indenture and the Joinder Agreement to the Registration Rights Agreement);

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(d)	Exchange Guarantee means the form of notation of guarantee to be endorsed on the Exchange Notes pursuant to section 11.04 of the Indenture as set out in Exhibit E to the Indenture.

3.	Scope

3.1	This opinion relates only to the laws of New South Wales (including applicable laws of the Commonwealth of Australia). In this opinion, references to the laws in force in New South Wales include a reference to the applicable laws of the Commonwealth of Australia. We express no opinion as to the laws of any other jurisdiction, in particular, the laws of the State of New York, by which the Documents and the Exchange Guarantee are expressed to be governed.

3.2	This opinion is governed by the laws of New South Wales.

4.	Documents examined

We have examined the documents specified in the Schedule for the purposes of giving this opinion.

5.	Assumptions

We have assumed that:

(a)	all signatures, seals and dates on all documents (whether originals or copies) are genuine;

(b)	all documents submitted to us as originals are complete, up to date and authentic and continue in full force and effect;

(c)	all documents (including certified copies and facsimile and scanned copies) submitted to us as copies conform with complete and up to date authentic originals that continue in full force and effect;

(d)	the information contained in the current company extract (referred to in the Schedule) of the public records of BRPA obtained from the Australian Securities and Investment Commission (ASIC) on 13 October 2004 (ASIC Search) is true, complete and accurate; and

(e)	the Legal Opinion Certificate from BRPA referred to in the Schedule is true and accurate.

The making of any or all of the above assumptions does not imply that we have made any enquiry to verify the correctness of any assumption. No assumption or qualification in this opinion limits any other assumption or qualification in it.

6.	Opinion

On the basis of the assumptions in paragraph 5 above, and subject to the qualifications in paragraph 7 below, we are of the opinion that, as at the date of this letter:

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(a)	BRPA was, at the time of entering into the Documents, and is, a corporation duly incorporated and validly existing under the laws of the Commonwealth of Australia and taken to be registered in New South Wales; and

(b)	BRPA has duly authorised the execution of the Exchange Guarantee.

7.	Qualifications

The qualifications to which this opinion is subject are as follows:

(a)	We express no opinion as to any matter of fact.

(b)	Our opinion is restricted to the matters specified in paragraph 6 and does not extend by implication to any other thing.

8.	Benefit and consent

8.1	This opinion may be relied upon, quoted and referred to by Ropes & Gray LLP, for the purpose of their rendering of legal opinions in connection with the transactions contemplated by the Supplemental Indenture and the filing of any registration statement in accordance with the Registration Rights Agreement filed by BRP.

8.2	We consent to the filing of this opinion with the US Securities and Exchange Commission together with any registration statement of BRP and the ‘Guarantors’ (under the Registration Rights Agreement) which covers any of the ‘Exchange Securities’ pursuant to the provisions of the Registration Rights Agreement and to the inclusion of our name in connection with the issue of this opinion under the caption ‘Legal Matters’ in any prospectus included therein.

Yours faithfully

MINTER ELLISON

/s/    Ralph Ayling

Partner

Contact:	Ralph Ayling Direct phone: +61 2 9921 4805
E.mail:	ralph.ayling@minterellison.com
Our reference:	RCA 20-4441857

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Schedule

Documents
Description	Parties	Date
Supplemental Indenture

•        BRPA

•        Bombardier Recreational Products Inc

•        4186524 Canada Inc.

•        BRP Nova Scotia ULC

•        Bombardier Motor Corporation of America Inc.

•        BRP (USA) Inc.

•        BRP Holding LP

•        BRP LLC

•        BRP (Barbados) Inc.

•        BRP (Luxembourg) 1 S.AR.L.

•        BRP (Luxembourg) 2 S.AR.L.

•        BRP (Luxembourg) 3 S.AR.L.

•        BRP (Luxembourg) 4 S.AR.L.

•        BRP (Luxembourg) 5 S.AR.L.

•        4145321 Canada Inc.

12 March 2004
Joinder Agreement to Registration Rights Agreement	• BRPA	12 March 2004

Documents Examined
Description	Parties	Date
Indenture	• Bombardier Recreational Products Inc.	18 December 2003
• 4186524 Canada Inc.
• BRP Nova Scotia ULC
• Bombardier Motor Corporation of America Inc.
• BRP (USA) Inc.
• BRP Holding LP
• BRP LLC
• BRP (Barbados) Inc.
• BRP (Luxembourg) 1 S.AR.L.

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• BRP (Luxembourg) 2 S.AR.L.
• BRP (Luxembourg) 3 S.AR.L.
• BRP (Luxembourg) 4 S.AR.L.
• BRP (Luxembourg) 5 S.AR.L.
• 4145321 Canada Inc.
Registration Rights Agreement	• Bombardier Recreational Products Inc.	18 December 2003
• 4186524 Canada Inc.
• BRP Nova Scotia ULC
• Bombardier Motor Corporation of America Inc.
• BRP (USA) Inc.
• BRP Holding LP
• BRP LLC
• BRP (Barbados) Inc.
• BRP (Luxembourg) 1 S.AR.L.
• BRP (Luxembourg) 2 S.AR.L.
• BRP (Luxembourg) 3 S.AR.L.
• BRP (Luxembourg) 4 S.AR.L.
• BRP (Luxembourg) 5 S.AR.L.
• Merrill Lynch & Co
• Merrill Lynch, Pierce, Fenner & Smith Inc.
	Description	Form
	The constitution of BRPA	Copy.
	Written resolution of the board of directors of BRPA relating to its participation in this transaction.	Copies.
	BRPA’s Directors’ Minute Book, Shareholders’ Minute Book and Register of Directors	Copies.
	Legal Opinion Certificate from BRPA dated 13 October 2004 for the purposes of this opinion	Copy.

	The public files of BRPA at ASIC.	Current computer database company search extract obtained on 13 October 2004.